SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PLANAR SYSTEMS, INC.

(Name of Registrant As Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Notes:

December 22, 2005

Dear Fellow Shareholder:

Our Annual Meeting is scheduled for Thursday, February 2, 2006. Enclosed please find a copy of our proxy statement for this meeting, as well as our 2005 Annual Report.

We look forward to seeing as many of our shareholders as are able to attend the meeting. We recognize, however, that this is impractical for most of you. For this reason, we have enclosed a form of proxy and return envelope that you can use to ensure that your shares are represented at the meeting.

At this meeting, in addition to the election of directors, shareholders are being asked to vote on and approve the Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors. The matters to be considered at the meeting are explained in greater detail in the body of the proxy statement, and we encourage you to review this information.

Please take a moment and sign, date and return the enclosed form of proxy. This way your shares will be represented whether or not you are able to attend the meeting. Many of our shareholders who hold their shares in “street-name” will also have the alternatives of voting either by touch-tone telephone call, or via the Internet.

We thank you for your attention to this matter and for your continuing support of your Company.

Very truly yours,

/s/ GERALD K. PERKEL
Gerald K. Perkel President and Chief Executive Officer

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 2, 2006

To the Shareholders of

Planar Systems, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders (the “Annual Meeting”) of Planar Systems, Inc. (the “Company”) will be held on Thursday, February 2, 2006, at 3:00 p.m., local time, at 1195 N.W. Compton Drive, Beaverton, Oregon for the following purposes:

1.	Election of Directors. To elect three directors, each for a three-year term;

2.	Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors. To approve the Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors; and

3.	Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on December 2, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board,

/s/ GERALD K. PERKEL
Gerald K. Perkel President and Chief Executive Officer

Beaverton, Oregon

December 22, 2005

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PLANAR SYSTEMS, INC.

1195 N.W. Compton Drive

Beaverton, OR 97006

(503) 748-1100

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY 2, 2006

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of Planar Systems, Inc., an Oregon corporation (“Planar” or the “Company”), as part of the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) from holders of the outstanding shares of Planar common stock, no par value (the “Common Stock”), for use at the Company’s Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on February 2, 2006, and at any adjournments or postponements thereof (the “Annual Meeting”). At the Annual Meeting, shareholders will be asked to elect three members of the Board of Directors, approve the Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors, and transact such other business as may properly come before the meeting or any adjournments or postponements thereof. This Proxy Statement, together with the enclosed proxy card, is first being mailed to shareholders of Planar on or about December 30, 2005.

Solicitation, Voting and Revocability of Proxies

The Board of Directors has fixed the close of business on December 2, 2005 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Common Stock at the close of business on such date will be entitled to vote at the Annual Meeting, with each such share entitling its owner to one vote on all matters properly presented at the Annual Meeting. On the record date, there were approximately 4,324 beneficial holders of the 14,765,217 shares of Common Stock then outstanding. The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If the enclosed form of proxy is properly executed and returned in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted FOR the election of the three nominees for election to the Board of Directors and FOR approval of the Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors. The Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Corporate Secretary, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006, or by attending the Annual Meeting and voting in person. All valid, unrevoked proxies will be voted at the Annual Meeting.

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected, each for a three-year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of the nominees named below. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Under the Company’s articles of incorporation and bylaws, the directors are divided into three classes. The term of office of only one class of directors expires in each year, and their successors are elected for terms of three years and until their successors are elected and qualified. There is no cumulative voting for election of directors.

Information as to Nominees and Continuing Directors.    The following table sets forth the names of the Board of Directors’ nominees for election as directors and those directors who will continue to serve after the Annual Meeting. Also set forth is certain other information with respect to each such person’s age at December 2, 2005, principal occupation or employment during at least the past five years, the periods during which he or she has served as a director of Planar and positions currently held with Planar.

	Age	Director Since	Expiration of Current Term	Position Held with Planar
Nominees:
Walter W. Noce, Jr.	60	2005	2006	Director
Gerald K. Perkel	50	2005	2006	President, Chief Executive Officer and Director
E. Kay Stepp	60	1998	2006	Director
Continuing Directors:
Heinrich Stenger	64	1997	2007	Director
William D. Walker	75	1983	2007	Director
Carl W. Neun	62	2000	2008	Director
Gregory H. Turnbull	67	1986	2008	Chairman of the Board
Steven E. Wynne	53	1996	2008	Director

Walter W. Noce, Jr.    Mr. Noce was elected to the Board of Directors in August 2005. Mr. Noce has been president and CEO of Childrens Hospital Los Angeles since July 1995. Prior to joining Childrens Hospital, Mr. Noce worked for the St. Joseph’s Health System of Orange, California in several executive capacities from 1987 to 1994. Mr. Noce has served on numerous California health care committees and boards including the California Workforce Investment Board. Mr. Noce received his bachelor’s degree in biology from La Salle University and a master’s degree in hospital administration from the University of California at Los Angeles.

Gerald K. Perkel.    Mr. Perkel has served as President and Chief Executive Officer of the Company since September 26, 2005. At that time, Mr. Perkel was also elected to the Board of Directors for a term ending at the Company’s 2006 Annual Meeting, and the Company agreed to nominate Mr. Perkel and use its best efforts to obtain his reelection at that time. Mr. Perkel served as President and Chief Executive Officer of Merant PLC, a provider of ECM (enterprise change management) software, from 2001 to 2004, when the company was acquired by Serena Software. Mr. Perkel served as president of the Office Printing Business at Xerox from 2000 to 2001. Prior to that, Mr. Perkel was President of the Color Printing and Imaging Business at Tektronix, Inc. from 1995 to 2000.

E. Kay Stepp.    Ms. Stepp has served as a Director of the Company since November 1998. Ms. Stepp currently is chair of the board of Providence Health & Services. From 1994 to 2002, she was principal and owner of Executive Solutions, Inc., a consulting firm which provided services to senior executives and boards of directors. From 1989 to 1992, Ms. Stepp held the position of President and Chief Operating Officer of Portland General Electric Company (“PGE”), a Portland, Oregon, utility company. From 1978 to 1989, Ms. Stepp held various other positions at PGE. Ms. Stepp serves on the Board of Directors of Franklin Covey Company (NYSE) and StanCorp Financial Group (NYSE). She is a former director of the Federal Reserve Bank of San Francisco. Ms. Stepp received a BA from Stanford University and an MA from the University of Portland.

Heinrich Stenger.    Mr. Stenger has served as a Director of the Company since October 1997. Mr. Stenger is Chief Executive Officer of EPP, Electronic Production Partners GmbH located in Munich, Germany. Mr. Stenger served as Vice President of European Operations for Electro Scientific Industries from 1977 to 1988. Mr. Stenger received his engineering degree from the Engineering University Munich, Germany.

William D. Walker.    Mr. Walker has served as a Director of the Company since inception and served as Chairman of the Board until January 2003. Mr. Walker served as President and Chief Operating Officer of Tektronix, Inc. from April 1990 until November 1990. Mr. Walker was Chairman of the Board and Chief Executive Officer of Electro Scientific Industries, Inc. from 1984 to 1987. Mr. Walker was Executive Vice President of Tektronix from 1979 to 1984. Mr. Walker retired as Vice-Chairman of the Board of Directors of Tektronix in September 2000. Mr. Walker received an electrical engineering degree from the University of Missouri.

Carl W. Neun.    Mr. Neun became a Director of the Company in December 2000. From March 1993 to January 2000, Mr. Neun was Senior Vice President and Chief Financial Officer of Tektronix, Inc., a test and measurement company. From September 1987 through March 1993 he was Senior Vice President and Chief Financial Officer of Conner Peripherals, Inc., a disk drive company. Mr. Neun is a director of Powerwave Technologies, Inc. and Radisys Corporation, and serves as Chairman of the Board of Oregon Steel Mills, Inc.

Gregory H. Turnbull.    Mr. Turnbull has served as a Director of the Company since 1986. He was elected as Chairman of the Board in September 2005. Mr. Turnbull is currently self-employed as a private investor and a consultant. Mr. Turnbull was a partner of Cable & Howse Ventures from 1983 to 1991 and served as an investment banker with Morgan Stanley & Co. and White, Weld & Co. prior to 1983. Mr. Turnbull also serves on the Board of Directors of AP Pharma, Inc. Mr. Turnbull received a BS in chemical engineering from Oregon State University and an MBA from Stanford University.

Steven E. Wynne.    Mr. Wynne has served as a Director of the Company since 1996. Mr. Wynne has served as President and Chief Executive Officer of Sport Brands International, Ltd. (“SBI”) since February 2004. SBI owns a number of companies that create, develop, produce and distribute sports apparel and footwear under the Fila and Ciesse Piumini brands. From April 2001 to April 2002 and from April 2003 to February 2004, Mr. Wynne was a partner in the law firm of Ater Wynne LLP, Portland, Oregon, the Company’s legal counsel. Mr. Wynne served as Acting Senior Vice President and General Counsel of FLIR Systems, Inc. from April 2002 to April 2003. Mr. Wynne served as Chairman and Chief Executive Officer of eteamz.com, an online community serving amateur athletics, from June 2000 until its sale to Active.com in December 2000. He served as President and Chief Executive Officer of adidas America from 1995 to 1999. Prior to that time, he was a partner in Ater Wynne LLP. Mr. Wynne received a bachelor’s degree from Willamette University and a J.D. from Willamette University. Mr. Wynne also serves on the Board of Directors of FLIR Systems, Inc.

The Board of Directors has determined that Carl W. Neun, Walter W. Noce, Jr., Heinrich Stenger, E. Kay Stepp, Gregory H. Turnbull, William D. Walker and Steven E. Wynne are “independent” as defined by applicable Nasdaq Stock Market rules.

Board of Directors Committees

Audit Committee.    The Board of Directors has appointed a standing Audit Committee which, during the fiscal year ended September 30, 2005, conducted seven meetings. The Audit Committee reviews the scope of the independent annual audit, the independent public accountants’ letter to the Board of Directors concerning the effectiveness of the Company’s internal financial and accounting controls and the Board of Directors’ response to that letter, if deemed necessary, and such other matters referred to the Audit Committee. The members of the Audit Committee currently are Mr. Neun, Ms. Stepp and Mr. Walker. The Board of Directors has determined that Mr. Neun is an “audit committee financial expert”, as such term is defined pursuant to rules promulgated by the Securities and Exchange Commission (the “SEC”). Messrs. Neun and Walker and Ms. Stepp are each independent directors as defined by applicable SEC and Nasdaq Stock Market rules. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Compensation Committee.    The Board of Directors also has appointed a Compensation Committee which reviews executive compensation, establishes executive compensation levels and administers the Company’s stock option plans. During the fiscal year ended September 30, 2005, the Compensation Committee held five meetings. The members of the Compensation Committee currently are Ms. Stepp, Mr. Stenger and Mr. Noce.

Governance Committee.    The Governance Committee is responsible for recommending to the Board operating policies that conform to superior levels of corporate governance practice, recommending the appointment of individual Directors to the Board’s committees, overseeing the Board’s annual self-evaluation, locating qualified candidates to serve on the Board and recommending the nominees to stand for election at each annual meeting of shareholders. The Governance Committee held four meetings during the fiscal year ended September 30, 2005, and its current members are Mr. Turnbull, Mr. Walker and Mr. Wynne, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has adopted a written charter for the Governance Committee, a copy of which is available in the “Investors” section of the Company’s website at: http://www.planar.com/CCBN/governance.cfm.

Director Attendance at Board and Shareholder Meetings

During fiscal year 2005 the Company’s Board of Directors held eight meetings. Each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which such Director served during the period that such Director served. The Company encourages each member of the Board of Directors to attend each annual meeting of the Company’s shareholders. All members of the Board of Directors attended the 2005 Annual Meeting of Shareholders.

Director Nomination Procedures

The Governance Committee serves as the nominating committee to seek qualified candidates to serve on the Company’s Board of Directors and recommend them for the Board’s consideration. In recommending candidates for election to the Board of Directors, the Governance Committee will consider nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Governance Committee has also engaged a third-party search firm to assist in identifying and evaluating potential nominees. Mr. Noce was identified as a potential director by a third-party search firm engaged by the Company. The Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors, including factors relating to diversity, skills, occupation, experience in the context of the needs of the Board, and whether the candidate would meet the definition of “independent” under applicable SEC and Nasdaq Stock Market rules. Evaluations of candidates generally involve a review of background materials and internal discussions as well as interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Board of Directors requires that all nominees for the Board of Directors have a reputation for integrity, honesty and adherence to high ethical standards.

Shareholders wishing to propose director candidates for consideration by the Governance Committee may do so by writing to the Secretary of the Company and providing information specified in Article III, Section 3.16 of the Company’s bylaws, including the candidate’s name, biographical data and qualifications. The Company’s bylaws also permit shareholders to make nominations for the election of directors, if such nominations are made pursuant to timely notice in writing to the Company’s Secretary. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the meeting, provided that at least 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders. If less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received by the Company not later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder’s notice of nomination must also set forth certain information specified in Article III, Section 3.16 of the Company’s bylaws concerning each person the shareholder proposes to nominate for election and the nominating shareholder. See “Date for Submission of Shareholder Proposals.”

Director Compensation

Nonemployee directors of the Company receive a $20,000 annual retainer plus $2,000 for attendance at each board meeting and $1,500 for attendance at each committee meeting. Audit Committee members receive an additional annual retainer of $2,000. Under certain circumstances, the nonemployee directors of the Company are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. During fiscal 2005, nonemployee members of the Board of Directors participated in Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors (the “1993 Nonemployee Director Plan”), which was adopted to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract and retain experienced and knowledgeable nonemployee directors and to encourage them to acquire an increased proprietary interest in the Company. Under the 1993 Nonemployee Director Plan, a 10,000 share stock option is granted to each new nonemployee director at the time such person is first elected or appointed to the Board. In addition, each nonemployee director receives a stock option annually after each annual meeting of shareholders. The size of each director’s annual option grant is based on his or her level of service on the Board of Directors. Each nonemployee director receives an option to purchase 5,000 shares of Common Stock. An additional 2,000 share stock option is granted to the nonemployee director who is then serving as the Chairman of the Board of Directors or as the Lead Director. An additional 1,000 share stock option is granted to each nonemployee director who is then serving as chairman of a committee of the Board of Directors. Mr. Stenger receives an additional 1,000 share stock option grant annually for his service as a member of the Board of Directors of Planar International Oy, the Company’s Finnish subsidiary. Shareholders are being asked to consider and approve amendments to the 1993 Nonemployee Director Plan at the Annual Meeting. See “Approval of Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors.”

Communication with Directors

Any shareholder who wants to communicate with members of the Board of Directors, individually or as a group, may do so by writing to the intended member or members of the Board of Directors, c/o Chairman of the Board, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be submitted to the Board of Directors in a timely manner.

Board Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR the election of its nominees for director. If a quorum is present, the Company’s bylaws provide that directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company as of December 2, 2005.

Name	Age	Position
Gerald K. Perkel	50	President and Chief Executive Officer
Steven J. Buhaly	48	Vice President, Chief Operating Officer and Assistant Secretary
Scott Hildebrandt	50	Vice President, Chief Financial Officer and Secretary

Information concerning the principal occupation of Mr. Perkel is set forth under “Election of Directors.” Information concerning the principal occupation during at least the last five years of the executive officers of the Company who are not also directors of the Company is set forth below.

Steven J. Buhaly.    Mr. Buhaly was named Chief Operating Officer of the Company in October 2004. He served as Chief Financial Officer from October 2000 to January 2005 and from May 2005 to November 2005, and prior to that he served as Vice President of the Company’s Medical Business Unit. Prior to joining Planar, Mr. Buhaly spent 15 years at Tektronix in a variety of General Management, Finance, and Manufacturing roles. Mr. Buhaly’s employment with the Company will terminate on January 3, 2006. Mr. Buhaly received his MBA from the University of Washington in 1984.

Scott Hildebrandt.    Mr. Hildebrandt was appointed Vice President and Chief Financial Officer of the Company on November 22, 2005. Mr. Hildebrandt had previously served as the Company’s Vice President and Chief Financial Officer from January 2005 to May 2005. Mr. Hildebrandt served as Senior Vice President and Chief Financial Officer of Merant Software from November 2001 through May 2004. Mr. Hildebrandt was responsible for all finance and accounting activities worldwide for Merant, in addition to investor relations, treasury, legal, purchasing, facilities and product logistics/distribution. Before joining Merant Software, Mr. Hildebrandt served as Senior Vice President, Chief Financial Officer and Secretary of InFocus Corporation from June 1999 to November 2001. At InFocus, Mr. Hildebrandt was responsible for global finance, accounting, treasury, investor relations and information technology.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning compensation of each person who served as the Company’s Chief Executive Officer during the fiscal year ended September 30, 2005 and each of the three other most highly compensated executive officers of the Company (the “named executive officers”) for the fiscal years ended September 30, 2005, September 24, 2004 and September 26, 2003.

	Annual Compensation			Long-Term Compensation		All Other Compensation(1)
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards	Securities Underlying Stock Options
Gerald K. Perkel(2) President and Chief Executive Officer	2005	$8,300	$—	$1,256,000	240,000	$500

Balaji Krishnamurthy(3) Former President and Chief Executive Officer	2005 2004 2003	430,000 430,000 400,000	— — 507,859	— — —	120,000 98,130 59,431	951,000 13,000 6,600

Christopher N. King(4) Former Executive Vice President and Chief Technical Officer	2005 2004 2003	165,000 260,000 250,000	— — 211,600	49,250 — —	10,000 25,000 15,000	311,000 10,979 6,600

Steven J. Buhaly(5) Vice President, Chief Operating Officer and Assistant Secretary	2005 2004 2003	260,000 240,000 220,000	— — 186,208	147,750 — —	60,000 67,879 50,917	33,700 9,708 6,600

Scott Hildebrandt(6) Vice President, Chief Financial Officer and Secretary	2005	99,000	—	141,600	50,000	135,600

(1)	Except as otherwise described in the footnotes below, the amounts set forth under All Other Compensation represent matching amounts contributed on behalf of the named executive officers to the Company sponsored 401(k) employee savings plan covering all the Company’s employees.
(2)	Mr. Perkel became the Company’s President and Chief Executive Officer on September 26, 2005. The amount set forth under Restricted Stock Awards represents the value of 160,000 shares of Common Stock granted to Mr. Perkel calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The value of these shares on September 30, 2005 was $1,315,200, based on the closing price of the Common Stock on the Nasdaq Stock Market on that date. These shares of Common Stock are subject to vesting requirements related to the price performance of the Common Stock on the Nasdaq Stock Market. See “Individual Compensation Arrangements—Gerald K. Perkel” for a description of the vesting requirements.
(3)	Dr. Krishnamurthy served as the Company’s President and Chief Executive Officer until September 26, 2005. The amount set forth under Securities Underlying Stock Options for fiscal 2005 includes options to purchase 70,000 shares of Common Stock that were forfeited upon the termination of Dr. Krishnamurthy’s employment. The amount set forth under All Other Compensation for fiscal 2005 includes a severance payment to Dr. Krishnamurthy of $881,000 payable over 18 months, a payment of $26,000 for health insurance benefits and a payment of $30,000 for outplacement services, all in connection with the termination of his employment with the Company. See “Separation Agreements—Balaji Krishnamurthy.”
(4)

Dr. King served as the Company’s Executive Vice President and Chief Technical Officer until April 4, 2005. The amount set forth under Restricted Stock Awards for fiscal 2005 represents the value of 5,000 shares of Common Stock granted to Dr. King calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The value of these shares on September 30, 2005 was $41,100, based on the closing price of the Common Stock on the Nasdaq Stock Market on that date. These shares of Common Stock are subject to vesting requirements, with 25 percent of the shares vesting at the end of each of 30, 36, 42 and 48 months after the date of grant, provided that vesting of the shares is accelerated if the price performance of the Common Stock outperforms the Nasdaq Stock Market average over a specified time period. The amount set forth under All Other Compensation for fiscal 2005 includes a severance payment to Dr. King of $305,000 paid to Dr. King in connection with the termination of his employment with the Company. See “Separation Agreements—Christopher N. King.”

(5)	The amount set forth under Restricted Stock Awards represents the value of 15,000 shares of Common Stock granted to Mr. Buhaly calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. The value of these shares on September 30, 2005 was $123,300, based on the closing price of the Common Stock on the Nasdaq Stock Market on that date. These shares of Common Stock are subject to vesting requirements, with 25 percent of the shares vesting at the end of each of 30, 36, 42 and 48 months after the date of grant, provided that vesting of the shares is accelerated if the price performance of the Common Stock outperforms the Nasdaq Stock Market average over a specified time period. The amount set forth under All Other Compensation for fiscal 2005 includes $20,000 paid to Mr. Buhaly as a bonus in connection with his relocation to Waltham, Massachusetts.
(6)	Mr. Hildebrandt served as the Company’s Vice President and Chief Financial Officer from January 3, 2005 to May 13, 2005. Mr. Hildebrandt was elected as the Company’s Vice President and Chief Financial Officer again on November 22, 2005. The amount set forth under Restricted Stock Awards represents the value of 15,000 shares of Common Stock granted to Mr. Hildebrandt calculated based on the closing price of the Common Stock on the Nasdaq Stock Market on the date of grant. All of these shares of Common Stock were forfeited upon the termination of Mr. Hildebrandt’s employment with the Company in May 2005. All of the 50,000 options to purchase common stock set forth under Securities Underlying Stock Options were forfeited upon termination of Mr. Hildebrandt’s employment with the Company in May 2005. The amount set forth under All Other Compensation for fiscal 2005 includes a severance payment of $131,000 paid to Mr. Hildebrandt in connection with the termination of his employment with the Company in May 2005. See “Separation Agreements—Scott Hildebrandt.”

Stock Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted to the named executive officers during the fiscal year ended September 30, 2005.

Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal 2005	Exercise Price Per Share(1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
						5%	10%
Gerald K. Perkel	240,000	(3)	26.88%	$7.85	9/25/15	$1,184,837	$3,002,611
Balaji Krishnamurthy	120,000	(4)	13.44	9.85	10/28/14	743,333	1,883,804
Christopher N. King	10,000	(4)	1.12	9.85	10/28/14	61,946	156,984
Steven J. Buhaly	50,000 10,000	(4) (3)	5.60 1.12	9.85 7.71	10/28/14 8/10/15	309,731 48,488	784,918 122,878
Scott Hildebrandt	50,000	(4)(5)	5.60	11.23	1/2/15	353,124	894,886

(1)	All options were granted at an exercise price equal to the fair market value of the Company’s Common Stock, as determined by reference to the closing price on the Nasdaq Stock Market on the last trading day prior to the date of the grant.
(2)	The potential realizable value is calculated based upon the term of the option at its time of grant (7 or 10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company’s estimates or projection of the future Common Stock price. There can be no assurance that the Common Stock will appreciate at any particular rate or at all in future years.
(3)	These options generally become exercisable 25% one year after the grant date, and 6.25% per quarter thereafter.
(4)	These options generally become exercisable 25% at each of 30, 36, 42 and 48 months after the date of grant. In addition, these options have accelerated vesting provisions if the price performance of the Common Stock outperforms the Nasdaq Stock Market average over a specified time period.
(5)	All of these options were forfeited upon the termination of Mr. Hildebrandt’s employment with the Company in May 2005.

Stock Option Holdings in Last Fiscal Year

The following table sets forth, for each of the named executive officers, information regarding the number and value of unexercised stock options held as of September 30, 2005. There were no stock option exercises by the named executive officers during the year ended September 30, 2005.

	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Gerald K. Perkel	—	240,000	$—	$88,800
Balaji Krishnamurthy	588,928	—	378,300	—
Christopher N. King	91,500	10,000	—	—
Steven J. Buhaly	191,937	72,879	27,000	5,100
Scott Hildebrandt	—	—	—	—

(1)	Amounts reflected are based upon the market value of the underlying securities at fiscal year end minus the exercise price.

Employment Agreements

The Company and Gerald Perkel have entered into an Executive Employment Agreement dated and effective as of September 26, 2005 (“Employment Agreement”). The Employment Agreement is for a term ending September 26, 2008, provided that on that date and each anniversary thereafter, the term of the Employment Agreement will be automatically extended by one additional year, unless either party gives 90 days prior written notice that the term of the Employment Agreement will not be so extended. If a “Change in Control” (as defined in the Employment Agreement) occurs during the term of the Employment Agreement, the Employment Agreement will continue in effect until two years after the Change in Control.

Pursuant to the Employment Agreement, Mr. Perkel is paid a base salary of $430,000 per year and will have an annual cash bonus target of 120% of his base salary. For fiscal year 2006, Mr. Perkel’s cash bonus will not be less than $258,000. Mr. Perkel will be entitled to receive such insurance and employment benefits as are available to other executive officers of the Company, plus certain additional life insurance benefits.

If Mr. Perkel’s employment is terminated by the Company for “Cause” (as defined in the Employment Agreement) or if Mr. Perkel terminates his employment with the Company without “Good Reason” (as defined in the Employment Agreement), Mr. Perkel would be paid the amount of his base salary and annual bonus earned and payable through the effective date of such termination, together with any other compensation or benefits that have been earned but not yet paid to him.

If the Company terminates Mr. Perkel’s employment without Cause or if Mr. Perkel terminates his employment with the Company with Good Reason, or if the Company notifies Mr. Perkel that the term of the Employment Agreement will not be extended, the Company will (i) pay Mr. Perkel all compensation and benefits that have been earned but not yet paid; (ii) continue to pay Mr. Perkel his base salary for 24 months; (iii) reimburse Mr. Perkel for the premiums for continuation of health insurance benefits for 18 months; (iv) pay the premiums to continue basic life, supplemental life and disability insurance for 18 months; and (v) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) that would otherwise vest within 12 months after the date of termination of employment.

If Mr. Perkel’s employment is terminated within 24 months after a Change in Control or if his employment is terminated and a Change in Control occurs within 90 days thereafter, the Company will (i) pay Mr. Perkel all compensation and benefits that have been earned but not yet paid; (ii) pay Mr. Perkel an amount equal to (A) two times the higher of (1) Mr. Perkel’s annual base salary in effect immediately before he is given notice of termination, or (2) Mr. Perkel’s annual base salary in effect immediately before the Change in Control, plus (B) two times the higher of (1) Mr. Perkel’s target bonus for the year in which the notice of termination is given, or (2) Mr. Perkel’s target bonus for the year in which the Change in Control occurs; (ii) arrange to provide for Mr. Perkel and his family basic life, supplemental life, accident, medical and dental insurance benefits for a period of 24 months, except to the extent similar benefits are provided by a subsequent employer; (iv) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) and, to the extent that a Change in Control occurs within 90 days after the termination of Mr. Perkel’s employment, pay him the value of any stock options or stock grants forfeited by him at the time his employment was terminated.

In the event that Mr. Perkel’s employment is terminated as a result of his death or disability, the Company will (i) pay Mr. Perkel or his estate all compensation and benefits that have been earned but not yet paid, plus an amount equal to 18 months base salary; (ii) provide Mr. Perkel and/or Mr. Perkel’s family with basic life, supplemental life, accident, medical and dental insurance benefits for a period of 18 months after termination; and (iii) accelerate the vesting of all outstanding stock options and stock grants (except certain stock grants with performance-based vesting) that would, by their terms, vest within 18 months after the date of termination of employment.

Change in Control Agreements

The Company has entered into change in control agreements (the “Agreements”) with certain executive officers, including Steven J. Buhaly and Scott Hildebrandt. The Agreements are for a term ending on September 26, 2006, provided that on that date and each anniversary thereafter, the term of the Agreements will be automatically extended by one additional year unless either party gives 90 days prior written notice that the term of an Agreement will not be so extended. If a “Change in Control” (as defined in the Agreements) occurs during the term of Agreements, the Agreements will continue in effect until two years after the Change in Control.

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company without “Cause” (as defined in the Agreements) or by the executive officer for “Good Reason” (as defined in the Agreements), the executive officer will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (i) a lump sum payment equal to 18 months base salary and (ii) an amount equal to 1.5 times the target bonus for the year of termination or Change in Control. In addition, the executive officer would be entitled to the continuation of health and insurance benefits for certain periods, and all outstanding unvested stock options granted after the date of the Agreements that would vest during the 18 month period after the date of termination would immediately become fully vested.

If an executive officer’s employment with the Company is terminated within two years after a Change in Control either by the Company for Cause or as a result of the executive officer’s disability or death, the executive officer will be entitled to receive his full base salary through the date of termination plus any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination.

The Company has also entered into Stock Option Agreements and Restricted Stock Award Agreements with certain of the named executive officers that provide for accelerated vesting of the stock options or restricted stock that are subject to such agreements in the event that the executive officer terminates his employment with the Company for “Good Reason” (as defined in those agreements) following a “Change of Control” (as defined in those agreements) of the Company.

Separation Agreements

Balaji Krishnamurthy.    On September 26, 2005, the Company entered into a Separation Agreement and Release with Dr. Krishnamurthy, the Company’s Chairman of the Board, President and Chief Executive Officer (the “Krishnamurthy Separation Agreement”) in connection with the termination of Dr. Krishnamurthy’s employment with the Company and his resignation from the Board of Directors. The Krishnamurthy Separation Agreement provides for a severance payment to Dr. Krishnamurthy in the amount of $881,000 payable over 18 months and payment by the Company, for a period of 18 months, of premiums for group health insurance for Dr. Krishnamurthy and his family and life and disability insurance for Dr. Krishnamurthy. The Krishnamurthy Separation Agreement also provides for the acceleration of vesting of options to purchase 50,000 shares of Common Stock at an exercise price of $9.85 per share. Pursuant to the Krishnamurthy Separation Agreement, the Company and Dr. Krishnamurthy entered into a Consulting Agreement effective as of September 26, 2005. Pursuant to the Consulting Agreement, Dr. Krishnamurthy will provide consulting services and advice to the Company on an as-needed basis at the request of the Company. The Consulting Agreement is for a term ending on September 26, 2006. Dr. Krishnamurthy will be paid $4,000 per day for each day he performs the services requested.

Scott Hildebrandt.    On April 22, 2005, the Company entered into a Separation Agreement and Release with Scott Hildebrandt, the Company’s Vice President and Chief Financial Officer (the “Hildebrandt Agreement”) in connection with the termination of Mr. Hildebrandt’s employment with the Company, effective May 10, 2005. The Hildebrandt Agreement provides for the payment to Mr. Hildebrandt of an additional six months base salary ($125,000).

Christopher N. King.    On April 4, 2005, the Company entered into a Separation Agreement and Release with Christopher N. King, the Company’s Executive Vice President and Chief Technical Officer (the “King Separation Agreement”) in connection with the termination of Dr. King’s employment with the Company. The King Separation Agreement provides for the payment to Dr. King of an additional twelve months base salary ($265,000) and $40,000 to fund the continuation of health insurance benefits for a period of eighteen months. Pursuant to the King Separation Agreement, the Company and Dr. King entered into a Consulting Agreement effective as of April 4, 2005. Pursuant to the Consulting Agreement, Dr. King will provide consulting services and advice to the Company on an as-needed basis at the request of the Company’s President and Chief Executive Officer. The Consulting Agreement is for a term ending on April 4, 2006. Dr. King was paid $5,000 in consideration for his availability to perform and the performance of the services requested.

Equity Compensation Plan Information

The following table provides information with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans as of September 30, 2005. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (5) to the table sets forth the total number of shares of Common Stock issuable upon the exercise of those assumed options as of September 30, 2005, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	A		B	C

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders(1)	1,909,104	(2)	16.12	492,747	(3)
Equity Compensation Plans Not Approved by Shareholders(4)	1,022,632		13.42	313,097

Total(5)	2,931,736		15.18	805,844

(1)	Consists of the Company’s 1993 Stock Incentive Plan, 1993 Stock Option Plan for Nonemployee Directors, 2004 Employee Stock Purchase Plan and 1996 Stock Incentive Plan.
(2)	Excludes purchase rights accruing under the Company’s 2004 Employee Stock Purchase Plan (the “Purchase Plan”) which has a shareholder approved reserve of 400,000 shares. Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the enrollment date for the offering period in which that semi-annual purchase date occurs or (ii) the fair market value on the semi-annual purchase date.
(3)	Includes shares available for future issuance under the Purchase Plan. As of September 30, 2005, an aggregate of 317,476 shares of Common Stock were available for issuance under the Purchase Plan.
(4)	Consists of the Company’s 1999 Nonqualified Stock Option Plan and nonqualified stock options granted to William D. Walker and Balaji Krishnamurthy in fiscal 1999 and nonqualified stock options granted to Gerald K. Perkel in fiscal 2005 pursuant to individual compensation arrangements.
(5)	The table does not include information for equity compensation plans assumed by the Company in connection with acquisitions of the companies which originally established those plans. As of September 30, 2005, a total of 17,474 shares of Common Stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $13.02 per share. No additional options may be granted under those plans.

The Nonqualified Plan.    The 1999 Nonqualified Stock Option Plan (the “Nonqualified Plan”) has not been approved by shareholders. Options may be granted under the Nonqualified Plan to employees of the Company who are neither officers nor Directors at the time of grant. The Board has authorized 1,565,000 shares of Common Stock for issuance under the Nonqualified Plan. All option grants will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date. Each option will vest in installments over the optionee’s period of service with the Company. All options are non-statutory options under the federal tax law. As of September 30, 2005, options covering 817,632 shares of Common Stock were outstanding under the Nonqualified Plan, 313,097 shares remained available for future option grants, and options covering 355,471 shares had been exercised. Share issuances under the 1996 Stock Incentive Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the Nonqualified Plan, and share issuances under the Nonqualified Plan will not reduce or otherwise affect the number of shares of Common Stock available for issuance under the 1996 Stock Incentive Plan.

Individual Compensation Arrangements

William D. Walker.    The Company granted William D. Walker a nonqualified option to purchase 20,000 shares of Common Stock on May 13, 1999 in connection with Mr. Walker’s assumption of the position of interim chief executive officer of the Company. This stock option has a term of ten years, was fully vested at the date of grant and has an exercise price of $7.875, the fair market value of the Common Stock at the time the option was granted.

Balaji Krishnamurthy.    The Company granted Balaji Krishnamurthy a nonqualified option to purchase 200,000 shares of Common Stock on September 27, 1999 in connection with Dr. Krishnamurthy’s initial employment as the Company’s president and chief executive officer. This stock option has a term of ten years, vested 25 percent the first year and 6.25 percent each quarter thereafter and has an exercise price of $6.5625, the fair market value of the Common Stock at the time the option was granted.

Gerald K. Perkel.    The Company granted Gerald K. Perkel a nonqualified option to purchase 240,000 shares of Common Stock on September 26, 2005 in connection with Mr. Perkel’s initial employment as the Company’s president and chief executive officer. This stock option has a term of ten years, will vest 25 percent the first year and 6.25 percent each quarter thereafter and has an exercise price of $7.85, the fair market value of the Common Stock at the time the option was granted.

The Company also awarded Mr. Perkel 160,000 shares of the Common Stock on September 26, 2005. These shares vest on the following schedule: 10,000 shares vested immediately; 75,000 shares will vest upon achievement of the $10 Stock Price Target (as defined below), and the remaining 75,000 shares will vest upon achievement of the $12 Stock Price Target (as defined below). The “$10 Stock Price Target” means the average daily closing price of the Common Stock on the Nasdaq Stock Market over any 40 consecutive trading day period exceeds $10. The “$12 Stock Price Target” means the average daily closing price of the Common Stock on the Nasdaq Stock Market over any 40 consecutive trading day period exceeds $12. The respective stock price targets will be deemed to have been satisfied if there is a Change in Control transaction in which shareholders of the Company receive per share proceeds having a value in excess of the target amount. The respective stock price targets will also be deemed to have been satisfied in the event that Mr. Perkel’s employment is terminated by the Company without Cause or by Mr. Perkel for Good Reason and the stock price target has been achieved with respect to the 15 consecutive trading day period immediately preceding the termination of employment. Subject to the terms of the Restricted Stock Agreement, any unvested shares will be forfeited upon the earlier of termination of employment or three years from the date of grant. In the event that there is a Change in Control within 90 days after Mr. Perkel’s employment is terminated by the Company without Cause or by Mr. Perkel for Good Reason and the Target Price is deemed satisfied by the terms of the Restricted Stock Agreement but the shares were forfeited to the Company upon Mr. Perkel’s employment termination pursuant to the terms of the Restricted Stock Agreement, the Company will pay Mr. Perkel the value of the forfeited shares based on the per-share proceeds payable to the shareholders of the Company.

Scott Hildebrandt.    The Company granted Scott Hildebrandt a nonqualified option to purchase 120,000 shares of Common Stock on November 22, 2005 in connection with the commencement of his employment as the Company’s vice president and chief financial officer. This stock option has a term of ten years and an exercise price of $9.44 per share, the fair market value of the Common Stock at the time the option was granted. This stock option will vest and become fully exercisable according to the following schedule: the option will vest with respect to 25% of the shares on November 22, 2006 and, thereafter, the option will vest with respect to 6.25% of the shares on the last day of each fiscal quarter of the Company, beginning with the quarter ending December 29, 2006.

The Company also awarded Mr. Hildebrandt 55,000 shares of Common Stock on November 22, 2005. These shares vest on the following schedule: 5,000 shares vested immediately; 25,000 shares will vest on a four year schedule, with 6,250 shares vesting on November 22, 2006 and 6.25% of the remaining 18,750 shares vesting on the last day of each fiscal quarter of the Company, beginning with the quarter ending December 29, 2006; 12,500 shares will vest upon achievement of the “$11 Stock Price Target” (as defined below); and the remaining 12,500 shares will vest upon achievement of the “$13 Stock Price Target” (as defined below). The “$11 Stock Price Target” means the average daily closing price of the Common Stock on the Nasdaq Stock Market over any 30 consecutive trading day period exceeds $11. The “$13 Stock Price Target” means the average daily closing price of the Common Stock on the Nasdaq Stock Market over any 30 consecutive trading day period exceeds $13. The respective stock price targets will be deemed to have been satisfied if there is a Change in Control transaction in which shareholders of the Company receive per share proceeds having a value in excess of the target amount. The respective stock price targets will also be deemed to have been satisfied in the event that Mr. Hildebrandt’s employment is terminated by the Company without Cause or by Mr. Hildebrandt for Good Reason and the stock price target has been achieved with respect to the 15 consecutive trading day period immediately preceding the termination of employment. Subject to the terms of the Restricted Stock Agreement, any unvested shares will be forfeited upon the earlier of termination of employment or three years from the date of grant. In the event that there is a Change in Control within 90 days after Mr. Hildebrandt’s employment is terminated by the Company without Cause or by Mr. Hildebrandt for Good Reason and the Target Price is deemed satisfied by the terms of the Restricted Stock Agreement but the shares were forfeited to the Company upon Mr. Hildebrandt’s employment termination pursuant to the terms of the Restricted Stock Agreement, the Company will pay Mr. Hildebrandt the value of the forfeited shares based on the per-share proceeds payable to the shareholders of the Company.

COMPENSATION REPORT OF THE COMPENSATION COMMITTEE

Compensation Committee Report

Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company’s Chief Executive Officer and the four other most highly compensated executive officers. In fulfillment of this requirement, the Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

Executive Compensation Philosophy

The Compensation Committee of the Board of Directors is composed entirely of independent directors as defined by applicable SEC and Nasdaq Stock Market rules. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock ownership programs for the executive officers of the Company.

The Company’s executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to named executive officers. The Compensation Committee believes that the Company should be able to continue to manage its executive compensation program for named executive officers so as to preserve the related federal income tax deductions.

Executive Compensation Components

The key components of the Company’s compensation program are base salary, quarterly and annual incentive awards and equity participation. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning executive officers’ interests with those of shareholders. The Compensation Committee reviews each component of executive compensation on an annual basis. Base salary and non-equity incentives for executive officers are based, in part, upon an annual review conducted by the Compensation Committee of compensation paid by companies that the Compensation Committee deems comparable to the Company. The Compensation Committee’s policy is to set the base salaries of executives at or near the median of the surveyed companies and to provide for cash incentive payments commensurate with performance. The Compensation Committee also approves all stock and stock option grants. Stock option grants are determined each year based on competitive practices of other comparable companies, as well as company-specific shareholder dilution considerations.

Base Salary.    Base salaries for executive officers are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. In establishing base salaries, the Compensation Committee not only considers the financial performance of the Company, but also the success of the executive officers in developing and executing the Company’s strategic plans, developing management employees and exercising leadership. Specifically, with respect to the chief executive officer, the Compensation Committee takes into account, among other things, a comprehensive assessment of the chief executive officer’s performance that includes feedback from all Board members and many of the chief executive officer’s direct reports. The Compensation Committee believes that executive officer base salaries for fiscal year 2005 were reasonable as compared to amounts paid by companies of similar size.

Performance Incentive.    The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to attainment of specific Company financial performance criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer’s compensation at risk. Consequently, each year the Compensation Committee establishes potential bonuses for the Chief Executive Officer and the other executive officers based on the Company’s achievement of certain financial performance criteria each quarter and for the fiscal year. For fiscal 2005, cash bonuses were not paid to any of the named executive officers because the Company’s financial performance did not meet the predetermined financial performance criteria.

Stock Grants and Options.    The Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. Stock grants and options are awarded to executive officers primarily based on the officer’s actual and potential contribution to the Company’s growth and profitability and competitive marketplace practices. These awards are designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Stock grants and options also provide an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company’s Common Stock occurs over a number of years. Certain stock options granted to named executive officers in fiscal year 2005 provide for accelerated vesting if the price performance of the Company’s Common Stock outperforms the Nasdaq Stock Market averages over specified time periods. As a result of anticipated changes in accounting for stock-based compensation, the Compensation Committee discontinued the use of stock options with performance-based vesting during fiscal 2005. For fiscal year 2006, the Compensation Committee expects to use a mix of stock options and restricted stock grants, including restricted stock grants with performance-based vesting, to support retention of executives, incent and reward performance and limit dilution.

Executive Stock Ownership.    In addition to the stock grant and option program described above, the Company believes it is essential for all executive officers to have direct ownership of the Company’s Common Stock, thereby further aligning the long-term interest of executives with those of shareholders. Accordingly, the Company’s executive officers generally are encouraged to own Common Stock, and the Compensation Committee reviews executive ownership levels each year.

Compensation of Chief Executive Officer

Dr. Krishnamurthy served as the Company’s President and Chief Executive Officer from September 27, 1999 through September 26, 2005. At the time of his employment, Dr. Krishnamurthy and the Company entered into an Executive Employment Agreement. For fiscal 2005, Dr. Krishnamurthy received a base salary of $430,000 and an option to purchase 120,000 shares of Common Stock at an exercise price of $9.85 per share. Dr. Krishnamurthy did not receive a cash bonus during fiscal 2005. The Company entered into a Separation and Release Agreement with Dr. Krishnamurthy on September 26, 2005 in connection with the termination of his employment with the Company. Pursuant to this Agreement, Dr. Krishnamurthy received certain severance benefits and payments. See “EXECUTIVE COMPENSATION—Separation Agreements—Balaji Krishnamurthy” above.

Mr. Perkel has served as the Company’s President and Chief Executive Officer since September 26, 2005. On that date, the Company entered into an Executive Employment Agreement that provides for an annual base salary of $430,000 and an annual cash bonus target of 120% of his base salary, provided that Mr. Perkel’s cash bonus for fiscal year 2006 will not be less than $258,000. Mr. Perkel also received an option to purchase 240,000 shares of Common Stock at an exercise price of $7.85 per share. Mr. Perkel also received an award of 160,000 shares of Common Stock with vesting of 150,000 shares based on specified increases in the market price of the Common Stock. See “EXECUTIVE COMPENSATION—Separation Agreements—Gerald Perkel” above.

COMPENSATION COMMITTEE:

E. Kay Stepp, Chair

Walter W. Noce, Jr.

Heinrich Stenger

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal year 2005 were Ms. Stepp and Messrs. Noce, Stenger and Turnbull, each of whom is an independent director not employed by the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of three directors who are considered independent under applicable SEC and Nasdaq Stock Market rules. The Audit Committee operates under a written charter adopted by the Board on May 5, 2000 and amended on December 16, 2003. The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. The Audit Committee annually selects the Company’s independent accountants.

Management is responsible for preparing the Company’s consolidated financial statements. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountant’s that firm’s independence.

Based on the above discussions and review with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Carl W. Neun, Chair

E. Kay Stepp

William D. Walker

STOCK PERFORMANCE GRAPH

The following graph compares the monthly cumulative total returns for the Company, the Nasdaq Stock Market Index and an index of peer companies selected by the Company.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PLANAR SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND A PEER GROUP

*	$100 invested on 9/29/00 in stock or index-including reinvestment of dividends.

Index calculated on month-end basis.

The total cumulative return on investment (change in stock price plus reinvested dividends) for each of the periods for the Company, the peer groups and the Nasdaq Stock Market index is based upon the stock price or index on September 29, 2000.

The above graph compares the performance of the Company with that of the Nasdaq Stock Market Index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: InFocus Systems, Inc., Three Five Systems, Inc. and Kopin Corporation. The past performance of the Company’s Common Stock is not an indication of future performance. There can be no assurance that the price of the Company’s Common Stock will appreciate at any particular rate or at all in future years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons also are required to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of such reports received by it with respect to fiscal 2005, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been complied with for fiscal 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2005, the Company entered into a Separation Agreement with each of Christopher N. King, Scott Hildebrandt and Balaji Krishnamurthy. The Company also entered into a Consulting Agreement with each of Messrs. King and Krishnamurthy. See “EXECUTIVE COMPENSATION—Separation Agreements” for a description of the terms of each of these agreements.

STOCK OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the ownership of Common Stock as of December 2, 2005 with respect to: (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s nominees for election as director, (iv) each of the Company’s named executive officers, and (v) all directors and executive officers as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	1,029,377	7.0%

Barclays Global Investors, N.A.(3)
Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105	896,670	6.1

The TCW Group, Inc.(4) 865 South Figueroa Street Los Angeles, CA 90017	861,018	5.8

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	799,700	5.4

Gerald Perkel	20,000	*

Balaji Krishnamurthy	677,734	4.4

Carl W. Neun	40,000	*

Heinrich Stenger	57,050	*

E. Kay Stepp	55,000	*

Gregory H. Turnbull	103,798	*

William D. Walker	124,000	*

Steven E. Wynne	44,500	*

Walter W. Noce, Jr.	10,000	*

Steven J. Buhaly	219,624	1.5

Christopher N. King	174,159	1.2

Scott Hildebrandt	5,000	*

Executive Officers and Directors as a group (12 persons)	1,578,102	9.8

*	less than one percent
(1)

Beneficial ownership is determined in accordance with rules of the SEC, and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from December 2, 2005 are considered outstanding for the purpose of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person. The number of shares that are issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of December 2, 2005 is as follows: Mr. Perkel—0; Dr. Krishnamurthy—588,928; Mr. Neun—39,000;

Mr. Noce—10,000; Mr. Stenger—53,000; Ms. Stepp—52,000; Mr. Turnbull—72,769; Mr. Walker—84,000; Mr. Wynne—44,000; Mr. Buhaly—191,937; Dr. King—91,500; Mr. Hildebrandt—0; and all directors and officers as a group—1,267,134.

(2)	This information as to beneficial ownership is based on a Schedule 13G filed by FMR Corp. and certain affiliates (“FMR”) with the SEC on February 14, 2005. The Schedule 13G states that FMR is the beneficial owner of an aggregate of 1,029,377 shares of Common Stock, as to which it has sole voting power with respect to 52,700 shares of Common Stock and sole dispositive power with respect to 1,029,377 shares of Common Stock.
(3)	This information as to beneficial ownership is based on a Schedule 13G filed by Barclays Global Investors, N.A., Barclays Global Fund Advisors and certain affiliates (“Barclays”) with the SEC on February 14, 2005. The Schedule 13G states that Barclays is the beneficial owner of an aggregate of 896,670 shares of Common Stock, including 830,829 shares as to which it has sole voting power and 896,670 shares of Common Stock as to which it has sole dispositive power.
(4)	This information as to beneficial ownership is based on a Schedule 13G filed by The TCW Group, Inc. (“TCW”) with the SEC on February 14, 2005. The Schedule 13G states that TCW is the beneficial owner of 861,018 shares of Common Stock, as to which it has shared voting power with respect to 772,468 shares of Common Stock and shared dispositive power with respect to 861,018 shares of Common Stock.
(5)	This information as to beneficial ownership is based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 14, 2005. The Schedule 13G states that Price Associates is the beneficial owner of 799,700 shares of Common Stock, as to which it has sole voting power with respect to 148,800 shares of Common Stock and sole dispositive power with respect to 799,700 shares of Common Stock.

APPROVAL OF AMENDED AND RESTATED PLANAR SYSTEMS, INC.

1993 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

Current Plan

The purpose of the Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors (the “1993 Nonemployee Director Plan”) is to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract and retain experienced and knowledgeable nonemployee directors and to encourage them to acquire an increased proprietary interest in the Company. The 1993 Nonemployee Director Plan currently provides for an automatic grant of stock options to each new nonemployee member of the Board. It also provides for an automatic annual grant of stock options to all nonemployee members of the Board who are in office on the date of the Company’s annual meeting of shareholders. Each new nonemployee director receives an option to purchase 10,000 shares of Common Stock on the date he or she is first elected or appointed to the Board. On the date of the Company’s annual meeting of shareholders each year, each member of the Board who is not employed by the Company (an “Eligible Director”) receives the following option grants: (i) each Eligible Director receives an option to purchase 5,000 shares of Common Stock, (ii) each Eligible Director who is then serving as Chairman of a Committee of the Board receives an option to purchase an additional 1,000 shares of Common Stock, and (iii) each Eligible Director who is then serving as Chairman of the Board or Lead Director receives an option to purchase an additional 2,000 shares of Common Stock. The exercise price of each option granted under the 1993 Nonemployee Director Plan is the closing price of the Common Stock on the Nasdaq Stock Market on the date the option is granted. The options granted to new directors vest over three years, and the options granted annually to existing directors vest immediately.

Proposed Amendments

The Board of Directors has approved, and recommends shareholder adoption of, amendments to the 1993 Nonemployee Director Plan that would change the structure and operation of the 1993 Nonemployee Director Plan. The proposed amendments would eliminate all automatic grants of stock options to new directors, and would eliminate all automatic annual grants of stock options to existing directors. The proposed amendments would authorize the Compensation Committee of the Board to grant nonqualified stock options to Eligible Directors. The proposed amendments would also authorize the Compensation Committee of the Board to sell shares of Common Stock to Eligible Directors, including grants of shares of Common Stock to Eligible Directors for consideration in the form of past or future services. The Board believes that the proposed amendments will provide more flexibility in structuring and periodically modifying independent directors’ compensation and incentives, thereby further strengthening the Company’s ability to attract and retain experienced and knowledgeable nonemployee directors. The text of the 1993 Nonemployee Director Plan as it is proposed to be amended (the “Amended and Restated Plan”) is attached to this Proxy Statement as Appendix A. The following is a summary of the Amended and Restated Plan and should be read together with the full text of the Amended and Restated Plan.

Summary of Amended and Restated Plan

The Amended and Restated Plan is a stock option plan that is administered by the Compensation Committee of the Board of Directors. Only Eligible Directors are eligible to participate in the Amended and Restated Plan. As described above, under the Amended and Restated Plan, the Compensation Committee may grant nonqualified options to purchase Common Stock and may sell or grant shares of Common Stock to Eligible Directors. The Compensation Committee has complete authority to determine the Eligible Directors to whom options will be granted or to whom stock will be sold or granted and the time or times at which such actions will be taken. Because the Eligible Directors who may participate in the Amended and Restated Plan and the number of options granted and/or the number of shares of Common Stock that may be granted or sold to each Eligible Director will be determined by the Compensation Committee in its discretion, it is not possible to state the names of the Eligible Directors or the number of options that may be granted and/or the number of shares of Common

Stock that may be granted or sold to such Eligible Directors. The Compensation Committee has complete authority to determine the terms and provisions of each option grant and each grant or sale of Common Stock, including vesting requirements and other restrictions.

The exercise price of options granted under the Amended and Restated Plan may not be less than the fair market value of a share of Common Stock on the date of grant of the option. Payment of the option exercise or purchase price may be in cash or, to the extent permitted by the Compensation Committee, by delivery of previously owned Common Stock having a fair market value equal to the option exercise or stock purchase price or a combination of cash and stock. The Compensation Committee may also permit certain “cashless” option exercises by allowing optionees to surrender portions of their options in payment for the stock to be received.

Each option expires ten years from the date of its grant. Outstanding options will expire earlier if an optionee terminates service as a director before the end of the ten year term. If an optionee terminates service as a director for any reason other than retirement, total disability or death, the option will expire 90 days after the date of termination. If an optionee dies or terminates services due to retirement or disability, the options then outstanding will expire one year after the date of death or termination or on the stated grant expiration date, whichever is earlier. Options are not assignable during the lifetime of the optionee, except as otherwise determined by the Compensation Committee.

A total of 800,000 shares of Common Stock have been reserved for issuance upon the grant or sale of Common Stock or the exercise of stock options granted under the Amended and Restated Plan, subject to adjustment for stock splits and similar events. As of December 21, 2005, approximately 396,000 shares of Common Stock are available for option grant or stock grant or sale under the Amended and Restated Plan. Outstanding options that are forfeited or terminated and shares of Common Stock that have been granted or sold and are subsequently reacquired, cancelled or forfeited will again be available for option grants or stock grants or sales under the Amended and Restated Plan. The closing price of the Common Stock on the Nasdaq Stock Market was $8.50 on December 21, 2005.

Federal Income Tax Consequences

All options granted under the Amended and Restated Plan are non-qualified – not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. No gain will be recognized by the optionee at the time of a grant. Generally, at exercise, ordinary income will be recognized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise, and the Company will receive a tax deduction for the same amount. At the time the optionee disposes of the shares, the appreciation or depreciation of the shares since the option was exercised will be treated as either a short- or long-term capital gain, depending on how long the shares have been held. In the case of a grant or sale of Common Stock under the Amended and Restated Plan, the recipient of the Common Stock would generally recognize ordinary income in an amount equal to the difference between the purchase price (which would be zero in the case of a stock grant) and the fair market value of the Common Stock on the date of the grant or sale; provided that recognition of income with respect to a grant or sale of Common Stock that is subject to vesting requirements would occur at the time of vesting and be based on the fair market value of the Common Stock at that time. The Company will receive a tax deduction at the same time and for the same amount as the ordinary income recognized by the recipient of the Common Stock. At the time the recipient disposes of Common Stock that is the subject of a grant or sale under the Amended and Restated Plan, the appreciation or depreciation of the shares since the later of the date of grant or sale of Common Stock or the vesting date will be treated as either a short- or long-term capital gain, depending on how long the shares have been held.

The Amended and Restated Plan continues in effect until terminated by the Board of Directors or by shareholders but such termination will not affect the terms of any options outstanding at that time. The Board of Directors may amend, terminate or suspend the Amended and Restated Plan at any time in such respects as the Board may deem advisable.

The Board of Directors unanimously recommends a vote FOR this proposal. If a quorum is present, this proposal will be approved if a majority of the votes cast on the proposal are voted in favor of approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but will not be counted and will have no effect on the determination whether the proposal is approved. Proxies solicited by the Board will be voted FOR approval of the Amended and Restated Plan unless a vote against the proposal or abstention is specifically indicated.

INDEPENDENT AUDITORS

KPMG LLP has been selected by the Audit Committee to serve as the Company’s independent auditors for fiscal year 2006. KPMG LLP has served as the Company’s independent auditors since 1983. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees.    The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended September 30, 2005 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $534,600. Fees billed by KPMG LLP for those services for the fiscal year ended September 24, 2004 were $261,200. The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s 401(k) Savings and Profit Sharing Plan were $11,500 and $11,000 for the fiscal years ended September 30, 2005 and September 24, 2004, respectively.

Financial Information Systems Design and Implementation Fees.    No fees were billed by KPMG LLP for professional services rendered for information technology services related to financial information systems design and implementation for the fiscal years ended September 30, 2005 and September 24, 2004.

Tax Fees.    The aggregate fees billed by KPMG LLP for professional services for tax compliance were $206,700, and for tax advice and tax planning were $9,600 for the fiscal year ended September 30, 2005. The aggregate fees billed for tax compliance, tax advice and tax planning were $289,200 for the fiscal year ended September 24, 2004.

All Other Fees.    KPMG LLP billed no additional fees for services other than as described above under “Audit Fees”, “Tax Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal years ended September 30, 2005 and September 24, 2004.

All services to be provided by KPMG LLP are required to be approved by the Audit Committee, in advance. The audit and audit related services are approved annually. These services include, but are not limited to, the annual financial statement audit, statutory audits of certain foreign subsidiaries and reviews of consolidated quarterly results as reported on Form 10-Q. With respect to services for other than audit and audit related services, at least annually, the independent auditor submits to the Audit Committee, for its approval, anticipated engagements for the ensuing year, at the time the Audit Committee reviews and approves the annual audit engagement. In conjunction with the Audit Committee’s regularly scheduled meetings, the independent auditor presents to the Audit Committee for pre-approval any proposed engagements not previously reviewed and approved. In the event that an audit or non-audit service requires approval prior to the next regularly scheduled meeting of the Audit Committee, the auditor must contact the Chair of the Audit Committee to obtain such approval. The approval must be reported to the Audit Committee at its next regularly scheduled meeting.

The Company has been informed by KPMG LLP that no persons other than KPMG LLP’s full-time, permanent employees spent time on the KPMG LLP engagement to audit the Company’s financial statements for fiscal 2005.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in the Company’s 2007 proxy statement. Any such proposal must be received by the Company not later than August 24, 2006. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities law. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement. Alternatively, under the Company’s bylaws, a proposal or nomination that a shareholder does not seek to include in the Company’s proxy statement pursuant to Rule 14a-8 may be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of an annual meeting, unless notice or public disclosure of the date of the meeting occurs less than 60 days prior to the date of such meeting, in which event, shareholders may deliver such notice not later than the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. A shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at the annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a shareholder.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the shareholders at the 2006 Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

COST OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, who will not be specially compensated for such activities. Such solicitation may be made personally, or by mail, facsimile, telephone, e-mail or messenger. Planar will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such persons for their reasonable expenses incurred in that connection.

ADDITIONAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2005 accompanies this Proxy Statement. The Company is required to file an Annual Report on Form 10-K for its fiscal year ended September 30, 2005 with the SEC. Shareholders may obtain, free of charge, a copy of the Form 10-K (without exhibits) by writing to Chief Executive Officer, Planar Systems, Inc., 1195 N.W. Compton Drive, Beaverton, Oregon 97006.

By Order of the Board of Directors

/s/    GERALD K. PERKEL

Gerald K. Perkel

President and Chief Executive Officer

Beaverton, Oregon

December 22, 2005

APPENDIX A

AMENDED AND RESTATED

PLANAR SYSTEMS, INC.

1993 STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS

1.    Purpose.    The purpose of the Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors (the “Plan”) is to promote the interests of Planar Systems, Inc. (the “Company”) and its shareholders by strengthening the Company’s ability to attract and retain the services of experienced and knowledgeable nonemployee directors and by enhancing such directors incentive to work on behalf of the Company and its shareholders.

2.    Shares Subject to the Plan.    Subject to adjustment as provided in Article 7, the total number of shares of Common Stock (the “Common Stock”) of the Company for which options may be granted or which may be Sold (as defined in Article 3) under the Plan shall be 800,000 shares of Common Stock (the “Shares”). The Shares shall be shares currently authorized but unissued. If any option granted under the Plan expires or terminates for any reason without having been exercised in full, the Shares subject to, but not delivered under, such option may become available for future option grants and/or Sales under the Plan. If any Shares issued pursuant to a Sale (as defined in Article 3) shall be reacquired, cancelled or forfeited for any reason, such Shares shall become available for future option grants and/or Sales under the Plan, unless the Plan shall have been terminated. No shares delivered to the Company in full or partial payment of the option exercise or Sale price shall become available for the grant of other options under the Plan.

3.    Administration of the Plan.    The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Subject to the terms of the Plan, the Committee shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for administering the Plan as the Committee deems desirable. Subject to the provisions of the Plan, and without limiting the authority conferred by the previous sentence, the Committee shall have the authority, in its discretion:

a.    to grant nonqualified stock options to purchase Shares under the Plan;

b.    to authorize the “Sale” of Shares under the Plan. For purposes of the Plan, “Sale” or “Sold” shall include, with respect to the sale of Shares under the Plan, the sale of Shares for any form of consideration specified in Section 6.4, as well as a grant of Shares for consideration in the form of past or future services;

c.    to determine the Eligible Directors (as defined in Article 4) to whom, and the time or times at which, options shall be granted and the number of Shares to be represented by each option;

d.    to determine the Eligible Directors to whom, and the time or times at which, Shares shall be Sold and the number of Shares to be Sold;

e.    to determine the terms and provisions of each option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each option;

f.    to determine the terms and provisions of each Sale of Shares (which need not be identical) and, with the consent of the purchaser thereof, modify or amend each Sale;

g.    to accelerate the exercise date of any option;

h.    to accelerate the vesting restrictions applicable to Shares Sold under the Plan or pursuant to options granted under the Plan;

i.    to determine the restrictions on transfer, vesting restrictions, repurchase rights, or other restrictions applicable to Shares issued under the Plan;

j.    to establish, on a case-by-case basis, different terms and conditions pertaining to exercise or vesting rights upon termination of employment, but only at the time of an option grant or Sale of Shares; and

k.    to make all other determinations deemed necessary or advisable for the administration of the Plan.

4.    Participation in the Plan.    Each member of the Company’s Board of Directors (a “Director”) who is not otherwise an employee of the Company or any subsidiary of the Company (an “Eligible Director”) shall be eligible to participate in the Plan.

5.    Nonstatutory Stock Options.    All options granted under the Plan shall be nonstatutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

6.    Terms of Option or Sale.    Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder and each Sale of Shares to an Eligible Director under the Plan shall be subject to the following terms:

        6.1    Option/Sale Agreements.    Each option granted under the Plan and each Sale of Shares under the Plan shall be evidenced by an agreement (an “Agreement”) dated as of the applicable date of grant or Sale. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

        6.2    Option Exercise Price.    The option exercise price per share for each option granted under the Plan and the Sale price per share for each Sale of Shares under the Plan shall be the fair market value of the Common Stock on the date of grant or Sale, as the case may be. The fair market value per Share shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the closing price of the Common Stock for the date of grant or Sale, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (NASDAQ) System) or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on the date of grant of the option or the Sale, as reported in The Wall Street Journal.

        6.3    Time and Manner of Option Exercise.    Subject to Section 6.5, any option is exercisable in whole or in part at any time or from time to time after the option has vested by giving written notice, signed by the person exercising the option, to the Company stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full of the option exercise price for the number of Shares to be purchased. The date both such notice and payment are received by the office of the Secretary of the Company shall be the date of exercise of the stock option as to such number of Shares, subject to Section 6.9. No option may at any time be exercised with respect to a fractional share.

        6.4    Payment of Exercise Price.    The consideration to be paid for the Shares to be issued upon exercise of an option or a Sale of Shares, including the method of payment, shall be determined by the Committee and may consist in whole or part of:

a.    cash;

b.    check;

c.    transfer to the Company of shares of the Common Stock having a fair market value at the time of such exercise equal to the option exercise or Sale price; or

d.    delivery of instructions to the Company to withhold from the option shares that would otherwise be issued on the exercise that number of option shares having a fair market value at the time of such exercise equal to the option exercise price.

If the fair market value of the number of whole shares transferred or the number of whole option shares surrendered is less than the total exercise price of the option, the shortfall must be made up in cash or by check.

        6.5    Term of Options.    Each option shall expire ten years from its date of grant, but shall be subject to earlier termination as follows:

a.    In the event of the termination of an optionee’s service as a Director, other than by reason of retirement, total and permanent disability, or death, the then-outstanding options of such optionee shall automatically expire 90 days after the effective date of such termination. For purposes of the Plan, the term “by reason of retirement” means: (i) mandatory retirement pursuant to Board policy; or (ii) termination of service voluntarily at any time after age 65.

b.    In the event of the termination of an optionee’s service as a Director by reason of retirement or total and permanent disability, the then-outstanding options of such optionee shall expire one year after the date of such termination or on the stated grant expiration date, whichever is earlier.

c.    In the event of the death of an optionee while the optionee is a Director, the then-outstanding options of such optionee shall expire one year after the date of death of such optionee or on the stated grant expiration date, whichever is earlier.

Exercise of a deceased optionee’s options that are still exercisable shall be by the estate of such optionee or by a person or persons whom the optionee has designated in writing filed with the Company, or, if no such designation has been made, by the person or persons to whom the optionee’s rights have passed by will or the laws of descent and distribution.

        6.6    Transferability.    Except as otherwise determined by the Committee, an option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by the optionee or, if incapacitated, by his or her legal guardian or legal representative.

        6.7    Rule 16b-3.    Options granted and Shares Sold to persons subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

        6.8    Limitation of Rights

                6.8.1    Limitation as to Shares.    Neither the recipient of an option under the Plan nor an optionee’s successor. or successors in interest shall have any rights as a shareholder of the Company with respect to any Shares subject to an option granted to such person until the date of issuance of a stock certificate for such Shares.

                6.8.2    Limitation as to Directorship.    Neither the Plan, nor the granting of an option or the Sale of Shares, nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an Eligible Director has a right to continue as a Director for any period of time or at any particular rate of compensation.

        6.9    Regulatory Approval and Compliance.    Shares shall not be issued with respect to a Sale of Shares or the exercise of an option unless the Sale of Shares or the exercise of the option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations thereunder and the requirements of any stock exchange upon which such shares may then be listed, and such issuance shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such shares. The inability of the Company to obtain from any regulatory body the authority deemed by the

Company to be necessary for the lawful issuance and sale of any shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any shares under this Plan, shall relieve the Company of any liability with respect to the non-issuance or sale of such shares.

As a condition to the exercise of an option or the Sale of Shares, the Company may require the optionee or the purchaser to represent and warrant in writing at the time of such exercise that the shares are being purchased only for investment and without any then-present intention to sell or distribute such shares. At the option of the Company, a stop-transfer order against such shares may be placed on the stock books and records of the Company, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such shares in order to assure an exemption from registration. The Company also may require such other documentation as may from time to time be necessary to comply with federal and state securities laws. THE COMPANY HAS NO OBLIGATION TO UNDERTAKE REGISTRATION OF OPTIONS OR THE SHARES OF STOCK ISSUABLE UPON THE EXERCISE OF OPTIONS.

As a condition to the exercise of any option granted under this Plan or the Sale of Shares under this Plan, the Eligible Director shall make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise or Sale.

The issuance, transfer or delivery of certificates of Common Stock pursuant to the exercise of options or the Sale of Shares may be delayed, at the discretion of the Board, until the Company is satisfied that the applicable requirements of the federal and state securities laws and the withholding provisions of the Code have been met.

7.    Capital Adjustments.    The aggregate number and class of Shares subject to and authorized by the Plan, the number and class of Shares with respect to which an option may be granted or Shares may be Sold to an Eligible Director under the Plan as provided in Article 6, the number and class of Shares subject to each outstanding option, and the exercise price per share specified in each such option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment or the payment of any stock dividend, or other increase or decrease in the number of such shares effected without receipt of consideration by the Company.

In the event of the proposed dissolution or liquidation of the Company, each outstanding option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion, declare that outstanding options shall terminate as of a date fixed by the Board and give each optionee the right to exercise his option in whole or in part, including options that would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion, to declare that outstanding options shall terminate as of a date fixed by the Board and gives each optionee the right to exercise his option in whole or in part, including options that would not otherwise be exercisable, prior to such termination date.

8.    Expenses of the Plan.    All costs and expenses of the adoption and administration of the Plan shall be borne by the Company, and none of such expenses shall be charged to any Eligible Director.

9.    Effective Date and Duration of the Plan.    The Plan shall be effective immediately, subject to approval by the Company’s shareholders, and subject to any conditions imposed in connection with such approval. The Plan shall continue in effect until it is terminated by action of the Board or the Company’s shareholders, but such termination shall not affect the terms of any then-outstanding options.

10.    Termination and Amendment of the Plan.    The Board may amend, terminate or suspend the Plan from time to time in such respects as the Board may deem advisable. Any such amendment or termination of the Plan shall not affect options already granted or Shares already Sold, and any such options or Shares shall remain in full force and effect as if this Plan had not been amended or terminated.

11.    Shareholder Approval.    The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with any applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

PLANAR SYSTEMS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Planar Systems, Inc., an Oregon corporation (the “Company”), hereby appoints Gerald K. Perkel and Gregory H. Turnbull, or either of them, with full power of substitution in each, as proxies to cast all votes which the undersigned shareholder is entitled to cast at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 3:00 p.m. on Thursday, February 2, 2006 at 1195 NW Compton Drive, Beaverton, Oregon, and any adjournments or postponements thereof upon the following matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE COMPANY’S PROXY STATEMENT AND HEREBY REVOKES ANY PROXY OR PROXIES PREVIOUSLY GIVEN.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR the nominees listed below (except as indicated below)	WITHHOLD AUTHORITY to vote for all nominees listed below		FOR	AGAINST	ABSTAIN

1. Election of three directors, each for a three-year term.	☐	☐	2. Approval of Amended and Restated Planar Systems, Inc. 1993 Stock Option Plan for Nonemployee Directors.	☐	☐	☐
01 - William W. Noce, Jr., 02 - Gerald K. Perkel and 03 - E. Kay Stepp

Instruction: To withhold authority to vote for any nominee, write that nominee’s name(s) in this space:			3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

			Please check this box if you plan to attend the Annual Meeting.	☐
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD TODAY, USING THE ENCLOSED ENVELOPE. If you receive more than one Proxy Card, please sign and return all such cards in the accompanying envelope.

Please sign below exactly as your name appears on this Proxy Card. If shares are registered in more than one name, all such persons should sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

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Typed or Printed name(s)

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Authorized Signature

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Title or authority, if applicable

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Date

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